Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AMC Entertainment Holdings, Inc.:

We consent to the use of our reports dated March 10, 2017, with respect to the consolidated balance sheets of AMC Entertainment Holdings, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 10, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states AMC Entertainment Holdings, Inc. acquired Odeon and UCI Cinemas Holdings Limited in November 2016 and Carmike Cinemas, Inc. in December 2016, and management excluded Odeon and UCI Cinemas Holdings Limited and Carmike Cinemas, Inc. from its assessment of the effectiveness of AMC Entertainment Holdings, Inc.’s internal control over financial reporting as of December 31, 2016. Odeon and UCI Cinemas Holdings Limited’s internal control over financial reporting is associated with total assets of $1.9 billion and total revenues of $112.8 million included in the consolidated financial statements of AMC Entertainment Holdings, Inc. as of and for the year ended December 31, 2016. Carmike Cinemas, Inc.’s internal control over financial reporting is associated with total assets of $1.5 billion and total revenues of $46.5 million included in the consolidated financial statements of AMC Entertainment Holdings, Inc. as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Odeon and UCI Cinemas Holdings Limited and Carmike Cinemas, Inc.

/s/ KPMG LLP

Kansas City, Missouri

May 26, 2017